SCHEDULE 14A
                              (RULE 14A-101)
                  INFORMATION REQUIRED IN PROXY STATEMENT

                         SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14 (a)
                  OF THE SECURITIES EXCHANGE ACT OF 1934


[X]  Filed by the registrant
[  ] Filed by a party other than the registrant
Check the appropriate box:
[  ] Preliminary Proxy Statement
[  ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE
     14a-6(e) (2))
[X]  Definitive Proxy Statement
[  ] Definitive Additional Materials
[  ] Soliciting Material Pursuant to Rule 14a--11 (c) or Rule 14a-12

                        PILGRIM'S PRIDE CORPORATION

             (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                (NAME OF PERSONS{S} FILING PROXY STATEMENT,
                       IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate box):
[X]  No Fee Required
[  ] Fee computed on table below per Exchange Act Rules 14a-6(I) (1) and 0-
     11.
     (1)  Title of each class of securities to which transaction applies.
     (2)  Aggregate number of securities to which transaction applies.
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     (4)  Proposed maximum aggregate value of transaction:
     (5)  Total fee paid:

[  ] Fee paid previously with preliminary materials:
[  ] Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1)  Amount Previously Paid:
     (2)  Form, Schedule or Registration Statement No.:
     (3)  Filing Party:
     (4)  Date Filed:







                          PILGRIM'S PRIDE CORPORATION
                            110 SOUTH TEXAS STREET
                            PITTSBURG, TEXAS 75686

               NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                TO BE HELD WEDNESDAY, FEBRUARY 2, 2000

      The Annual Meeting of Stockholders of Pilgrim's Pride Corporation (the "Company") will be held at the Company's headquarters building, 110 South Texas Street, Pittsburg, Texas, Wednesday, February 2, 2000, at 11:00 a.m., local time, to consider the following matters:

     1. The election of ten Directors for the ensuing year;

     2. The approval of the Company's Senior Executive Performance Bonus Plan;

     3. The appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending September 30, 2000; and

     4. To transact such other business as may be properly brought before the meeting or any adjournment. No other matters are expected to be voted on at the meeting.

      The Board of Directors has fixed the close of business on December 6, 1999, as the record date for determining stockholders of record entitled to notice of, and to vote at, the meeting.





                                       RICHARD A. COGDILL
Pittsburg, Texas        EXECUTIVE   VICE  PRESIDENT,  CHIEF  FINANCIAL OFFICER,
December 13, 1999                      SECRETARY AND TREASURER


                        YOUR VOTE IS IMPORTANT!
            PLEASE SIGN AND RETURN THE ACCOMPANYING PROXY.




                    PILGRIM'S PRIDE CORPORATION
                      110 SOUTH TEXAS STREET
                            PITTSBURG, TEXAS 75686


                                PROXY STATEMENT
                              GENERAL INFORMATION

      The Board of Directors of Pilgrim's Pride Corporation (the "Company") solicits stockholders' proxies in the accompanying form for use at the Annual Meeting of Stockholders to be held on February 2, 2000, at 11:00 a.m., local time, at the Company's headquarters at 110 South Texas Street, Pittsburg, Texas and at any adjournments thereof (the "Meeting"). This Proxy Statement, the accompanying proxy card and the Company's 1999 Annual Report to Stockholders are being mailed, beginning on or about December 13, 1999, to all stockholders entitled to receive notice of, and to vote at, the Meeting.

     The principal executive offices of the Company are located at 110 South Texas Street, Pittsburg, Texas 75686. Any writing required to be sent to the Company should be mailed to this address.

OUTSTANDING VOTING SECURITIES

      Each stockholder of record at the close of business on December 6, 1999 (the "Record Date"), will be entitled to one vote for each share of the Company's Class A common stock, $.01 par value per share, and twenty votes for each share of the Company's Class B common stock, $.01 par value per share, held on the Record Date. The accompanying proxy card indicates the number of shares to be voted. On December 6, 1999, there were 13,794,529 shares of the Company's Class A common stock issued and outstanding and there were 27,589,250 shares of the Company's Class B common stock issued and outstanding. For all proposals at the Meeting, the votes of holders of Class A common stock and Class B common stock will be counted together as a single class.

VOTING OF PROXIES

     Because many of the Company's stockholders are unable to attend the Meeting, the Board of Directors solicits proxies by mail to give each stockholder an opportunity to vote on all items of business scheduled to come before the Meeting. Each stockholder is urged to:

     (1) read carefully the material in this Proxy Statement;

      (2)  specify  his  or  her voting instruction on each item by marking the
appropriate                    boxes                   on                   the
   accompanying proxy card; and

      (3) sign, date and return the card in the enclosed, postage prepaid envelope.

     The accompanying proxy card provides a space, with respect to the election of Directors, for a stockholder to withhold voting for any or all nominees for the Board of Directors, but does not permit a stockholder to vote for any nominee not named on the proxy card. The card also allows a stockholder to abstain from voting on any other item if the stockholder chooses to do so.

     When the accompanying proxy card is properly executed and returned with voting instructions with respect to any of the items to be voted upon, the shares represented by the proxy will be voted in accordance with the stockholder's directions by the persons named on the proxy card as proxies of the stockholders. If a proxy card is signed and returned, but no specific voting instructions are given, the shares represented by the proxy card will be voted for the election of the ten nominees for Directors named on the accompanying proxy card, for approval of the Company's Senior Executive Performance Bonus Plan (the "Plan") and for the appointment of Ernst & Young LLP as the Company's independent auditors.

     Unless otherwise indicated by the stockholder, returned proxy cards also confer upon the persons named on the card, as proxies for the stockholder, discretionary authority to vote all shares of stock represented by the proxy card on any item of business that is properly presented for action at the Meeting, even if not described in this Proxy Statement. If any of the nominees for Director named below should be unable or unwilling to accept nomination, the proxies will be voted for the election of such other person as may be recommended by the Board of Directors. The Board of Directors, however, has no reason to believe that any item of business not set forth in this Proxy Statement will come before the Meeting or that any of the nominees for Director will be unavailable for election.

     The proxy does not affect a stockholder's right to vote in person at the Meeting. If a stockholder executes a proxy, he or she may revoke it at any time before it is voted by submitting a new proxy card, or by communicating his or her revocation in writing to the Secretary of the Company or by voting by ballot at the Meeting.

VOTES REQUIRED

     The holders of at least a majority of the combined voting power of the Company's Class A common stock and Class B common stock outstanding on the Record Date must be present in person or by proxy at the Meeting for the Meeting to be held. Abstentions and broker non-votes are counted in determining whether at least a majority of the voting power of the Company's Class A common stock and Class B common stock outstanding on the Record Date are present at the Meeting.

     Directors will be elected by a plurality of the votes cast at the Meeting. The affirmative vote of a majority of the voting power of each class of the Company's common stock outstanding on the Record Date is required to approve the Plan. The affirmative vote of a majority of the voting power of the
Company's  Class  A  common  stock  and  Class  B common stock represented  and entitled to vote at the Meeting is required for the appointment of the Company's independent auditors and approval of any other item of business to be voted upon at the Meeting. Abstentions from voting on any matter will be included in the voting tally. Abstentions will have no effect on the election of Directors. Abstentions will have the same effect as votes against the proposal to approve the Plan and the proposal to appoint the Company's independent auditors. Broker non-votes are shares held by a broker or nominee which are represented at the Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal. Broker non-votes will have no effect on the election of Directors or the proposal to appoint the Company's independent auditors. Broker non-votes will have the same effect as votes against the proposal to approve the Plan. Lonnie "Bo" Pilgrim owned or controlled 8,390,318 shares (60.8%) of the Company's Class A common stock and 16,773,492 shares (60.8%) of the Company's Class B common stock on the Record Date, or 60.8% of the combined voting power of both classes of stock, and thus will be able to elect all of the nominees for Directors, approve the Plan and approve Ernst & Young LLP as independent auditors for the Company.


STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

      The Company's Amended and Restated Corporate Bylaws state that a stockholder must give the Secretary of the Company written notice, at the Company's principal executive offices, of its intent to present a proposal at the Company's 2001 Annual Meeting of Stockholders by October 5, 2000, but not before May 8, 2000. Additionally, in order for stockholder proposals which are submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934 (the "Exchange Act") to be considered by the Company for inclusion in the Company's proxy materials for the 2001 Annual Meeting of Stockholders, they must be received by the Secretary of the Company no later than the close of business on August 15, 2000 and no earlier than May 8, 2000.

COST OF PROXY SOLICITATION

     The Company will bear the cost of the Meeting and the cost of soliciting proxies in the accompanying form, including the cost of mailing the proxy material. In addition to solicitation by mail, Directors, officers and other employees of the Company may solicit proxies by telephone or otherwise. They will not be specifically compensated for such services. The Company will request brokers and other custodians, nominees and fiduciaries to forward proxies and proxy soliciting material to the beneficial owners of the Company's Class A common stock and Class B common stock and to secure their voting instructions, if necessary. The Company will reimburse them for the expenses in so doing.

BOARD OF DIRECTORS

      The Board of Directors has the responsibility for establishing broad corporate policies and for the overall performance of the Company. However, it is not involved in day-to-day operating details. Members of the Board are kept informed of the Company's business through discussions with the Chairman and other officers, by reviewing analyses and reports sent to them each month, as well as by participating in Board and committee meetings.

BOARD COMMITTEES

     To assist in carrying out its duties, the Board of Directors has delegated certain authority to the Audit and Compensation Committees. The Board of Directors does not maintain a Nominating Committee. The members of the Audit Committee are Charles L. Black, Robert E. Hilgenfeld, Vance C. Miller, Sr., James G. Vetter, Jr., and Donald L. Wass. The members of the Compensation Committee are Lonnie "Bo" Pilgrim, Robert E. Hilgenfeld, Vance C. Miller, Sr., Lonnie Ken Pilgrim, James G. Vetter, Jr., and Charles L. Black. Each Committee meets to examine various facets of the Company's operations and take appropriate action or make recommendations to the Board of Directors. The Audit Committee's responsibilities include making recommendations to the Board of Directors regarding the selection of independent public accountants and reviewing the plan and results of the audit performed by the public accountants of the Company and the adequacy of the Company's systems of internal accounting controls, and monitoring compliance with the Company's conflicts of interest and business ethics policies. The Compensation Committee reviews the Company's remuneration policies and practices and establishes the salaries of the Company's officers. In connection with its adoption of the Plan, for which the Company is seeking stockholder approval at the Meeting, a subcommittee of the Compensation Committee consisting of Charles L. Black and Vance C. Miller, Sr., was established. This subcommittee will be responsible for administering certain aspects of the Plan, as more fully described under the caption "Item 2. Proposal to Approve the Senior Executive Performance Bonus Plan."

MEETINGS

     During the Company's fiscal year ending October 2, 1999, there were nine meetings of the Board of Directors, two meetings of the Audit Committee, and one meeting of the Compensation Committee. During fiscal 1999, each member of the Board of Directors attended at least 75% of the aggregate number of meetings of the Board and Board Committees on which the Director served.

                         ELECTION OF DIRECTORS

    At the Meeting, ten Directors are to be elected, each to hold office for one year or until his successor is duly elected and qualified. Unless otherwise specified on the proxy card, the shares represented by the enclosed proxy will be voted for the election of the ten nominees named below. The Board of Directors has no reason to believe that any nominee will be unable to serve if elected. In the event any nominee shall become unavailable for election, it is intended that such shares will be voted for the election of a substitute nominee selected by the Board of Directors.

                         NOMINEES FOR DIRECTOR

   LONNIE "BO" PILGRIM, 71, has served as Chairman of the Board since the organization of the Company in July 1968. He was previously Chief Executive Officer from July 1968 to June 1998. Prior to the incorporation of the Company, Mr. Pilgrim was a partner in the Company's predecessor partnership business founded in 1946.

   CLIFFORD E. BUTLER, 57, serves as Vice Chairman of the Board. He joined the Company as Controller and Director in 1969, was named Senior Vice President of Finance in 1973, became Chief Financial Officer and Vice Chairman of the Board in July 1983, became Executive President in January 1997 and served in such capacity through July 1998.

   DAVID VAN HOOSE, 58, serves as Chief Executive Officer, President and Chief Operating Officer (Principal Executive Officer) of the Company. He became a Director in July 1998. He was named Chief Executive Officer and Chief Operating Officer in June 1998 and President in July 1998. He was previously President of Mexico Operations from April 1993 to June 1998 and Senior Vice President, Director General, Mexico Operations from August 1990 to April 1993. Mr. Van Hoose was employed by the Company in September 1988 as Senior Vice President, Texas Processing. Prior to that, Mr. Van Hoose was employed by Cargill, Inc. as General Manager of one of its chicken operations.

   RICHARD A. COGDILL, 39, has served as Executive Vice President, Chief Financial Officer, Secretary and Treasurer (Principal Financial and Accounting Officer) since January 1997. He became a Director in September 1998. Previously he served as Senior Vice President, Corporate Controller, from August 1992 through December 1996 and as Vice President, Corporate Controller, from October 1991 through August 1992. Prior to October 1991 he was a Senior Manager with Ernst & Young LLP. He is a Certified Public Accountant.

   LONNIE KEN PILGRIM, 41, has been employed by the Company since 1977 and has been Senior Vice President, Transportation since August 1997. Prior to that he served the Company as its Vice President, Director of Transportation. He has been a member of the Board of Directors since March 1985. He is a son of Lonnie "Bo" Pilgrim.

   Charles L. Black, 70, was Senior Vice President, Branch President of NationsBank, Mt. Pleasant, Texas, from December 1981 to his retirement in February 1995. He previously was a Director of the Company from 1968 to August 1992 and has served as a Director since his re-election in February 1995.

   ROBERT E. HILGENFELD, 74, was elected a Director in September 1986. Mr. Hilgenfeld was Senior Vice President-Marketing-Processing for the Company from 1969 to 1972 and for seventeen years prior to that worked in various sales and management positions for the Quaker Oats Company. From 1972 until April 1986, he was employed by Church's Fried Chicken Company ("Church's") as Vice President-Purchasing Group, Vice President and Senior Vice President. He was elected a Director of Church's in 1985 and retired from Church's in April 1986. Since retirement he has served as a consultant to various companies including the Company.

   VANCE C. MILLER, SR., 65, was elected a Director in September 1986. Mr. Miller has been Chairman of Vance C. Miller Interests, a real estate development company formed in 1977, and has served as the Chairman of the Board and Chief Executive Officer of Henry S. Miller Cos., a Dallas, Texas, real estate services firm, since 1991. Mr. Miller also serves as a director of Resurgence Properties, Inc.

   JAMES G. VETTER, JR., 65, has practiced law in Dallas, Texas, since 1966. He is a shareholder of the Dallas law firm of Godwin, White & Gruber, P.C. (formerly Godwin & Carlton, P.C.), and has served as general counsel and a Director since 1981. Mr. Vetter is a Board Certified-Tax Law Specialist and serves as a lecturer and author in tax matters.

   DONALD L. WASS, PH. D., 67, was elected a Director of the Company in May 1987. He has been President of the William Oncken Company of Texas, a time management consulting company, since 1970.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      During fiscal 1999, the members of the Company's Compensation Committee were Lonnie "Bo" Pilgrim, Robert E. Hilgenfeld, Vance C. Miller, Sr., Lonnie Ken Pilgrim, James G. Vetter, Jr., and Charles L. Black.

     The Company has been and continues to be a party to certain transactions with Lonnie "Bo" Pilgrim and a law firm affiliated with James G. Vetter, Jr. These transactions, along with all other transactions between the Company and affiliated persons, require the prior approval of the Audit Committee of the Board of Directors.

     The Company's transactions with Lonnie "Bo" Pilgrim, Chairman of the Board of the Company, have allowed the Company to obtain the use of required production facilities and equipment on terms which management believes are not less favorable to the Company than could have been arranged with unaffiliated persons. Since 1985, Lonnie "Bo" Pilgrim, Chairman of the Board of the
Company, has engaged in chicken grow-out operations with the Company which involve the purchase of chicks, feed and veterinary and technical services from the Company and the growing-out of chickens to maturity at which time they are purchased by the Company. Chicks, feed and services are purchased from the Company for their fair market value, and the Company purchases the mature chickens from Mr. Pilgrim at market-quoted prices at the time of purchase. Management of the Company believes that this operation is conducted on terms not less favorable to the Company than those which could be arranged with unaffiliated persons. During fiscal year 1999, the Company paid Mr. Pilgrim, doing business as Pilgrim Poultry G.P. ("PPGP"), $26,899,000 for chickens produced in his grow-out operations, and PPGP paid the Company $25,076,000 for chicks, feed and services. Lonnie "Bo" Pilgrim is the sole proprietor of PPGP.

     PPGP also produces eggs for the Company. In addition to the chicken grow-out operations described above, PPGP contracts with the Company to house and care for Company flocks used for egg production and is paid an egg grower fee based on actual production. The egg grower contract between PPGP and the Company renews automatically as each expended flock of laying hens is replaced by a new flock. The contract is cancelable by either party at any time prior to the time when the then current producing flock is 48 weeks old. Flocks are normally replaced every 14 months. Management of the Company believes that these relationships are on terms not less favorable to the Company than those which could be arranged with unaffiliated persons. During fiscal year 1999, the Company paid contract egg grower's fees to PPGP of $4,501,000.

     Since 1985, the Company has leased an airplane from Lonnie "Bo" Pilgrim under a lease agreement which provides for monthly lease payments of $33,000 plus operating expenses, which terms management of the Company believes to be substantially similar to those obtainable from unaffiliated parties. During fiscal 1999, the Company had lease expenses of $396,000 and operating expenses of $136,000 associated with the use of this airplane.

     Historically, much of the Company's debt has been guaranteed by the major stockholders of the Company. In consideration of such guarantees, the Company has paid such stockholders a quarterly fee equal to .25% of the average aggregate outstanding balance of such guaranteed debt. During fiscal 1999, the Company incurred $771,000 for such guarantees and paid $759,000 to Lonnie "Bo" Pilgrim and $40,000 to Lonnie Ken Pilgrim, a Director of the Company. During fiscal 1999, Lonnie "Bo" Pilgrim and his three children created a new entity named Pilgrim Interests, Ltd. and beginning in the fourth quarter of fiscal 1999, Pilgrim Interests, Ltd., began guaranteeing certain debt of the Company. This new entity will take the place of and will be paid on the same basis as the stockholders were above.

     Godwin, White & Gruber, P.C., has represented and currently represents the Company in connection with a variety of legal matters. James G. Vetter, Jr., is a Director of the Company and is a shareholder of Godwin, White & Gruber, P.C. During fiscal year 1999, the Company paid Godwin, White & Gruber, P.C., legal fees of $164,501 in connection with such matters.

   Mr. Hilgenfeld, a member of the Company's Compensation Committee, served as an officer of the Company prior to 1973.




                                 COMPENSATION
EXECUTIVE COMPENSATION

     The following table sets forth a summary of compensation paid to the Company's Chief Executive Officer and its four other most highly compensated executive officers.

                      SUMMARY COMPENSATION TABLE

ANNUAL COMPENSATION

                                                      Other           All
                            Fiscal                    Annual         Other
NAME AND PRINCIPAL POSITION  Year  SALARY   BONUS  COMPENSATION COMPENSATION(1)
Lonnie "Bo" Pilgrim          1999  $717,191 $748,417    $22,594         $8,349
 Chairman of the Board       1998   501,314  210,975     36,558         11,430
                             1997   487,672  139,571     28,127         11,123

David Van Hoose              1999   419,468  503,921     10,486          9,689
 Chief Executive Officer,    1998   283,395  200,000      6,579          6,704
 President and               1997   254,992   72,978      6,000          7,042
 Chief Operating Officer

Clifford E. Butler           1999   395,819  386,722      9,868          3,032
 Vice Chairman of the Board  1998   372,267  156,666      9,304          3,213
                             1997   344,679   98,647     14,651          2,596

Robert L. Hendrix            1999   280,364  336,813      6,987          6,570
 Executive Vice President-   1998   262,119  110,356      6,523          4,801
 Growout and Processing      1997   254,992   72,978     15,200          7,276

Richard A. Cogdill           1999   220,328  310,000      5,489          1,075
 Executive Vice President    1998   204,905  100,000      5,115            776
 Chief Financial Officer     1997   190,575   54,542     10,540            458
 Secretary and Treasurer

_____________________


(1) Includes the following items of compensation:
  a. Company's contributions to the named individual under its 401(k) Salary Deferral Plan in the following amounts: Lonnie "Bo" Pilgrim, $52 (1999, 1998 & 1997); Clifford E. Butler, $318 (1999), $312 (1998), $792 (1997);
     David Van Hoose, $318 (1999), $312 (1998), $707 (1997); Robert L. Hendrix,
     $318  (1999),  $318  (1998),  $792  (1997);  and Richard A. Cogdill,  $318
     (1999), $312 (1998), $260 (1997); and

  b. Section 79 income to the named individual due to group term life insurance in excess of $50,000 in the following amounts: Lonnie "Bo" Pilgrim, $8,296 (1999), $11,379 (1998), $11,071 (1997); Clifford E. Butler, $2,714
     (1999), $2,901 (1998), $1,804 (1997);  David  Van  Hoose,  $6,392  (1999),
     $6,392  (1998),  $6,335  (1997);  Robert L. Hendrix, $6,252 (1999), $4,482
     (1998), $6,484 (1997); Richard A. Cogdill,  $757 (1999), $464 (1998), $198
     (1997).

DIRECTORS' FEES

    The Company pays its Directors who are not employees of the Company $4,000 per meeting attended, plus expenses.
REPORT OF COMPENSATION COMMITTEE

     The Compensation Committee establishes executive compensation and oversees the administration of the bonus plan for key members of management and the Company's employee benefit plans.

     The following is a report submitted by the Compensation Committee members in their capacity as the Board's Compensation Committee, addressing the Company's compensation policy as it related to the named executive officers for fiscal 1999.

PERFORMANCE MEASURES

       The Compensation Committee's establishment of annual executive compensation is a subjective process in which the Committee considers many factors including the Company's performance as measured by earnings for the year, each executive's specific responsibilities, the contribution to the Company's profitability by each executive's specific areas of responsibility, the level of compensation believed necessary to motivate and retain qualified executives, and the executive's length of time with the Company.

FISCAL  COMPENSATION

     For fiscal 1999, the Company's executive compensation program consisted of
(a) base salary, (b) a discretionary bonus based upon the factors described above, (c) the bonus plan described below, (d) Company contributions to the Company's 401(k) salary deferral plan which are made up of mandatory contributions of one dollar per week and matching contributions of up to five dollars per week and additional matching contributions of up to four percent of an executive's compensation subject to an overall Company contribution limit of five percent of domestic income before taxes, and (e) Company contributions to the Employee Stock Investment Plan in an amount equal to 33 1/3 percent of the officers' payroll deduction for purchases of the Company's common stock under the plan, which deductions are limited to 7 1/2 percent of the officer's base pay.

     In establishing the fiscal 1999 compensation for Lonnie "Bo" Pilgrim, the Company's Chairman of the Board, the Compensation Committee adjusted Mr.
Pilgrim's annual base salary from $501,549 to $1,040,000 to reflect his contribution to the Company's excellent performance in fiscal 1998 and fiscal 1999 and his bonus was determined pursuant to the bonus plan discussed below. No discretionary bonuses were awarded to Mr. Pilgrim for fiscal 1999.

     In establishing the fiscal 1999 compensation for David Van Hoose as the Company's Chief Executive Officer, President and Chief Operating Officer, the Compensation Committee adjusted Mr. Van Hoose's annual base salary from $400,000 to $412,000 to reflect changes in the cost of living. Mr. Van Hoose's bonus for fiscal 1999 consisted of a bonus awarded pursuant to the bonus plan discussed below, plus a discretionary bonus of $26,553. This discretionary bonus was made in response to the Compensation Committee's subjective assessment of Mr. Van Hoose's contribution to the Company's performance in fiscal 1999.

      The Company's objective is to obtain financial performance that achieves increased return on equity, sales volume, earnings per share and net income. The Committee believes that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and stockholder interests.

     The Company has maintained a bonus plan which provides for five percent of the Company's U.S. income before income taxes{ } to be allocated among certain key members of management. Such amount is allocated among all plan participants based upon the ratio of each participant's eligible salary to the aggregate salaries of all participants and the number of months of the fiscal year the participant was approved for participation, subject to such adjustments as the Compensation Committee deems appropriate. In fiscal 1999, there were 16 participants in the plan, including the Chairman of the Board, the Vice Chairman of the Board, the Chief Executive Officer, President and Chief Operating Officer, the four Executive Vice Presidents, the six Senior Vice Presidents and three other employees. This bonus plan has been terminated with respect to fiscal years ending after October 2, 1999, and, subject to stockholder approval at the Meeting, will be replaced by the Plan described elsewhere in this Proxy Statement.


                                            Lonnie "Bo" Pilgrim
                                            Robert E. Hilgenfeld
                                            Vance C. Miller, Sr.
                                            Lonnie Ken Pilgrim
                                            James G. Vetter, Jr.
                                            Charles L. Black

                          COMPANY PERFORMANCE

      The following graph shows a five year comparison of cumulative total returns for the Company, the Russell 2000 composite index and a peer group selected by the Company.


            COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
          AMONG THE COMPANY, THE RUSSELL 2000 INDEX AND A PEER GROUP




                                             Cumulative Total Return

                         10/1/94   9/30/95  9/28/96  9/27/97  9/26/98  10/2/99
PILGRIM'S PRIDE
 CORPORATION-CLASS A(1)        -         -        -        -      100       58

PILGRIM'S PRIDE
 CORPORATION-CLASS B(1)      100        82       91      163      204       92

PEER GROUP                   100       104       96      135      133       89

RUSSELL 2000                 100       123      140      186      154      177

     (1)On July 30, 1999, the Company issued a stock dividend of one share of Class A common stock for every two shares of Class B common stock held to stockholders of record on June 30, 1999. This was the first issuance of the Company's Class A common stock. The above results for the Company's Class B common stock were adjusted for the Class A common stock dividend. The Company's Class A common stock was not outstanding at the beginning of fiscal 1999 and is presented on a separate line of the graph.

     The total cumulative return on investment (change in the year end stock price plus reinvested dividends) for each of the periods for the Company, the Russell 2000 composite index and the peer group is based on the stock price or composite index at the end of fiscal 1995.

     The above graph compares the performance of the Company with that of the Russell 2000 composite index and a group of peer companies with the investment weighted on market capitalization. Companies in the peer group are Sanderson Farms, Inc., WLR Foods, Inc., Cagles, Inc., Seaboard Corporation and the Company. These companies were selected because of their similar operations and market capitalizations relative to the Company and were approved by the Compensation Committee.


                      CERTAIN OTHER TRANSACTIONS

      The Company has entered into chicken grower contracts involving farms owned by certain of its officers, providing the placement of Company-owned flocks on their farms during the grow-out phase of production. The contracts are on terms substantially the same as contracts entered into by the Company with unaffiliated parties and can be terminated by either party upon completion of the grow-out of each flock. The aggregate amounts paid by the Company to its officers and Directors under grower contracts during the fiscal year 1999 were as follows: Clifford E. Butler--$180,476, O.B. Goolsby--$139,656, and James J. Miner--$208,194. See "Compensation Committee Interlocks and Insider Participation" for a discussion of the Company's transactions with Lonnie "Bo" Pilgrim, Lonnie Ken Pilgrim and James G. Vetter, Jr.

                          SECURITY OWNERSHIP

      The following table sets forth, as of December 7, 1999, certain information with respect to the beneficial ownership of the Company's Class A common stock and Class B common stock by (a) each stockholder beneficially owning at least 5% of the Company's outstanding Class A common stock and Class B common stock; (b) each Director of the Company who is a stockholder of the Company; (c) each of the executive officers listed in the executive compensation table who is a stockholder of the Company; and (d) all executive officers and Directors of the Company as a group.

                           Amount and                 Amount and
                           Nature of                  Nature of
                           Beneficial     Percent     Beneficial     Percent
                          Ownership of       of      Ownership of      of
                            Class A       Class A      Class B      Class B
NAME OF BENEFICIAL OWNER  COMMON STOCK  COMMON STOCK COMMON STOCK COMMON STOCK
Pilgrim Interests, Ltd.      7,200,474     52.2%       14,395,385      52.2%
  110 South Texas Street
  Pittsburg, Texas 75686
Lonnie "Bo" Pilgrim          8,390,313     60.8%       16,773,492       60.8%
  110 South Texas Street
  Pittsburg, Texas 75686
Lonnie Ken Pilgrim(a)(b)(c)  7,490,141     54.3%       14,951,372       54.2%
  110 South Texas Street
  Pittsburg, Texas 75686
Clifford E. Butler(b)           21,041       (d)           35,121          (d)
Robert L. Hendrix(b)            13,596       (d)           27,153          (d)
Richard A. Cogdill(b)            7,009       (d)            9,167          (d)
David Van Hoose(b)              33,888       (d)            8,195          (d)
James G. Vetter, Jr.               975       (d)            1,550          (d)
Donald L. Wass                     150       (d)              300          (d)
Robert Hilgenfeld                9,100       (d)                -            -
All executive officers and
 Directors as a group
 (18 persons)                8,730,114     62.9%       17,337,268        62.8%

___________________

(a) Includes 7,200,474 shares of Class A common stock and 14,395,385 shares of Class B common stock held of record by Pilgrim Interests, Ltd., a partnership formed by Mr. Pilgrim's family of which Lonnie A. Pilgrim and Lonnie Ken Pilgrim are managing partners. Also includes 30,193 shares of Class A common stock and 60,387 shares of Class B common stock held of record by Pilgrim Family Trust I, an irrevocable trust dated June 16, 1987, for the benefit of Lonnie "Bo" Pilgrim's surviving spouse and children, of which Lonnie Ken Pilgrim and Patty R. Pilgrim, Lonnie "Bo" Pilgrim's wife, are co-trustees, and 30,193 shares of Class A common stock and 60,386 shares of Class B common stock held of record by Pilgrim Family Trust II, an irrevocable trust dated December 23, 1987, for the benefit of Lonnie "Bo" Pilgrim and his children, of which Lonnie "Bo" Pilgrim and Lonnie Ken Pilgrim are co-trustees. Each of Lonnie A. Pilgrim and Lonnie Ken Pilgrim disclaim beneficial ownership of the Company's Class A common stock and Class B common stock held by Pilgrim Interests, Ltd., except to the extent of their respective pecuniary interest therein.

(b)   Includes  shares  held  in trust by the Company's 401(k) Salary  Deferral
     Plan.

(a) Includes 3,232 shares of Class A common stock and 6,465 shares of Class B common stock held by his wife. Also includes 12,674 shares of Class A common stock and 25,350 shares of Class B common stock held in two irrevocable trusts dated December 15, 1994 and October 31, 1989, of which Lonnie Ken Pilgrim is a co-trustee for the benefit of his children.
     Lonnie Ken Pilgrim disclaims any beneficial interest in the foregoing shares.

(b)   Less than 1%.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's officers and Directors, and persons who own more than ten percent of the Company's Class A common stock and Class B common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Officers, Directors and greater than ten-percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based on its review of the copies of such forms received by it, the Company believes that all filing requirements applicable to its officers, Directors and greater than ten-percent stockholders for fiscal 1999 were complied with.

                         ITEM 2.  PROPOSAL TO APPROVE
                    SENIOR EXECUTIVE PERFORMANCE BONUS PLAN

     The Pilgrim's Pride Corporation Senior Executive Performance Bonus Plan is being submitted for stockholder approval pursuant to requirements of the Internal Revenue Code of 1986, as amended (the "Code"), and specifically those amendments to the Code added by the Omnibus Budget Reconciliation Act of 1993 ("OBRA") regarding executive compensation. Under OBRA, which became law in August 1993, publicly-held companies may be limited as to income tax deductions to the extent total remuneration (including cash and/or stock bonuses) for certain executive officers exceeds $1 million in any one year. However, OBRA provides an exception for "performance-based" remuneration, including amounts paid under qualifying bonus plans. OBRA requires that certain actions be taken by a compensation committee of two or more outside directors and that the material terms of such remuneration be approved by a majority vote of the stockholders in order for compensation paid under bonus plans to qualify as "performance-based" remuneration. After such approval, no additional approval is required unless the compensation committee changes the material terms of the performance goal. If, however, the compensation committee has authority to change the targets under a performance goal after stockholder approval of the goal, material terms of the performance goal must be disclosed to and reapproved by stockholders no later than the first stockholder meeting that occurs in the fifth year following the year in which stockholders previously approved the performance goal.

     The Plan is similar to and replaces the Company's previously adopted senior executive bonus plan (the "Predecessor Plan") which has been terminated with respect to all fiscal years ending after October 2, 1999. A copy of the Plan is attached hereto as Exhibit A and is incorporated herein by reference. The following summary of the Plan is subject to and qualified in its entirety by the Plan.
GENERAL

     The Plan is designed to promote the interests of the Company and its stockholders by stimulating the efforts of the Participants (as defined below) on behalf of the Company by establishing a direct relationship between the payment of cash bonuses to certain of the Company's officers and the profitability of the Company.

ADMINISTRATION

     Except as provided below, the Plan will be administered by the Company's Compensation Committee (the "Committee"); provided that any determination of which Participants will participate in the Plan and any reductions in the bonus amounts payable to the Section 162(m) Participants (as defined below) will be determined solely by a special subcommittee (the "Subcommittee") of the Committee, which will at all times consist solely of at least two "outside directors" as such phrase is defined by Section 162(m) ("Section 162(m)") of the Code, and the rules and regulations promulgated pursuant thereto. The Subcommittee currently consists of Charles L. Black and Vance C. Miller, Sr.

     The Subcommittee will have the authority, subject to the limitations set forth in the Plan or otherwise imposed by Section 162(m), to interpret the Plan and to adopt, amend and rescind such rules and regulations as, in its opinion, are necessary for the administration of the Plan and to make such other determinations deemed necessary or advisable for the administration of the Plan. All decisions, determinations and interpretations of the Committee or the Subcommittee relating to the Plan will be final and conclusive on the Company and all Participants under the Plan.

     Each of the Committee and the Subcommittee may employ such accountants, legal counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any counsel or consultant and any computation received from any consultant or agent. Expenses incurred by the Committee and the Subcommittee in the engagement of such counsel, consultants or agents will be paid by the Company. No member or former member of the Committee or Subcommittee will be liable for any action or determination made in good faith with respect to the Plan.

PARTICIPANTS

     The persons eligible to participate in the Plan in any given fiscal year ("Fiscal Year") of the Company will be comprised of two groups: (a) the Company's Chairman of the Board, Chief Executive Officer, if any, and President and such other officers of the Company as the Subcommittee may specify as
Section 162(m) Participants on or before the 90th day following the commencement of such Fiscal Year (the "Section 162(m) Participants"); and (b) such other officers of the Company as the Subcommittee may specify on or before the 90th day following the commencement of such Fiscal Year, including, unless otherwise specified by the Subcommittee as aforesaid, the Company's Vice
Chairman,  Executive  Vice Presidents and Senior  Vice  Presidents  (the  "Non-
Section 162(m) Participants") (collectively, the "Participants"). The Company currently has 14 officers, all of which have been designated as Participants in the Plan (2 as Section 162(m) Participants and 12 as Non-Section 162(m) Participants).

CALCULATION OF BONUS AMOUNT

     Each Fiscal Year, commencing with the Fiscal Year ending September 30, 2000, each Participant who is employed by the Company or one of its subsidiaries on the January 1 immediately following the Fiscal Year with respect to which the bonus is being determined will be entitled to receive a cash bonus with respect to such Fiscal Year equal to (a) the sum of (i) the amount of such Participant's base salary accrued with respect to the period commencing on the first day of such Fiscal Year and ending on the 90th day following the commencement of such Fiscal Year plus (ii) the amount of such Participant's base salary that would accrue with respect to the period commencing on the 91st day of such Fiscal Year and ending on the last day of such Fiscal Year assuming that such Participant's base salary did not increase or decrease from such Participant's base salary as in effect on the 90th day following the commencement of such Fiscal Year divided by (b) the sum of the amounts calculated in accordance with clause (a) immediately above for all of the Participants multiplied by (c) 5% of the Company's pre-tax income from U.S. operations, excluding extraordinary charges, for the Fiscal Year with respect to which the bonus is being calculated (the "Bonus Pool Amount").

     Notwithstanding the Plan's provisions, (a) the Committee will retain the right, in its sole discretion, to reduce, increase or eliminate, prior to the payment thereof, the amount of any bonus that would otherwise be due under the Plan to a Non-Section 162(m) Participant and (b) the Subcommittee will retain the right, in its sole discretion, to reduce or eliminate (but not increase), prior to the payment thereof, the amount of any bonus that would otherwise be due under the Plan to a Section 162(m) Participant, but under no circumstances may any such reduction or elimination under clause (a) or (b) increase the bonus otherwise payable to a Section 162(m) Participant or cause the aggregate amount of such bonuses to exceed the Bonus Pool Amount for such Fiscal Year.

     The following table summarizes the cash bonuses that would have been granted under the Plan with respect to the Fiscal Year ended October 2, 1999, if the Plan had been in effect for such fiscal year and the adjustments in the bonuses under the Predecessor Plan were to have been made under the Plan (which adjustments would reduce the aggregate amount otherwise payable under the Plan by $280,432):

                    SENIOR EXECUTIVE PERFORMANCE BONUS PLAN

NAME AND POSITION                                                   CASH BONUS


Lonnie "Bo" Pilgrim
Chairman of the Board                                                 $748,417
David Van Hoose
Chief Executive Officer, President and Chief Operating Officer         477,368
Clifford E. Butler
Vice Chairman of the Board                                             386,722
Robert L. Hendrix
Executive Vice President-Grow Out and Processing                       336,813
Richard A. Cogdill
Executive Vice President, Chief Financial Officer,
  Secretary and Treasurer                                              310,000

All Executive Officers as a Group (14 persons)                       3,783,418
All Non-Executive Officer Directors as a Group (0 persons)                   -
All Non-Executive Officer Employees as a Group (0 persons)                   -





PAYMENT OF BONUSES

     Each bonus awarded to a Participant under the Plan will be payable to such Participant no later than the end of the first quarter of the succeeding Fiscal Year; provided, however, that no payment will be made under the Plan until the Subcommittee certifies in writing that the Company achieved the amount of pre-tax income from U.S. operations, excluding extraordinary charges, used to calculate the Bonus Pool Amount and that the determination of the amount of bonus to be paid to each Participant was correct.

EFFECTIVE DATE; TERM; AND AMENDMENT

     Subject to approval of the Plan by the holders of a majority of the outstanding shares of each class of the Company's common stock at the Meeting, the Plan will be effective with respect to the Company's Fiscal Year ending September 30, 2000, and will continue in effect for each Fiscal Year thereafter until terminated by the Board of Directors. The Board of Directors will have the power to amend, modify or terminate the Plan, in its sole discretion.

TAX CONSEQUENCES

     Under federal tax law, taxable income will be realized by each eligible Participant upon the payment of cash bonuses to each such employee in the taxable year of the payment. The taxable income will be equal to the cash payment. The Company will be entitled to a deduction in an amount equal to the cash payments.

     THE SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES  SET  FORTH  ABOVE  IS  FOR
GENERAL INFORMATIONAL PURPOSES ONLY AND MAY NOT BE APPLICABLE TO ALL INDIVIDUALS. PARTICIPANTS SHOULD CONSULT THEIR OWN TAX ADVISORS FOR A DETERMINATION AS TO THE SPECIFIC TAX CONSEQUENCES APPLICABLE TO THEM.

STOCKHOLDER APPROVAL

     The affirmative vote of a majority of the voting power of each class of the Company's common stock outstanding on the Record Date is required to approve the Plan and the performance goal included therein. No bonus payments will be made under the Plan unless and until such stockholder approval is obtained. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE THE PLAN.

              ITEM 3. APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors recommends the appointment of Ernst & Young LLP as the Company's independent auditors for the 2000 fiscal year. This firm of certified public accountants has served as independent auditors of the Company pursuant to annual appointment by the Board of Directors since 1969 except for 1982 and 1983.

     Representatives of Ernst & Young are expected to be present at the Meeting and to be available to respond to appropriate questions. They will be given the opportunity to make a statement if they wish to do so.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR FISCAL YEAR 2000.

FINANCIAL STATEMENTS AVAILABLE

     FINANCIAL STATEMENTS FOR THE COMPANY ARE INCLUDED IN THE ANNUAL REPORT TO STOCKHOLDERS FOR THE YEAR 1999. ADDITIONAL COPIES OF THESE STATEMENTS, AS WELL AS FINANCIAL STATEMENTS FOR PRIOR YEARS AND THE ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K, MAY BE OBTAINED WITHOUT CHARGE FROM THE SECRETARY OF THE COMPANY, 110 SOUTH TEXAS STREET, PITTSBURG, TEXAS 75686. FINANCIAL STATEMENTS ARE ALSO ON FILE WITH THE SECURITIES AND EXCHANGE COMMISSION, WASHINGTON, D.C. 20549, AND THE NEW YORK STOCK EXCHANGE.

                            OTHER BUSINESS

     The Board of Directors is not aware of, and it is not anticipated that there will be presented to the Meeting, any business other than the election of the Directors, the proposal to approve the Plan and the proposal to appoint Ernst & Young independent auditors described above. If other matters properly come before the Meeting, the persons named on the accompanying proxy card will vote the returned proxies as the Board of Directors recommends.

     Please date, sign and return the proxy at your earliest convenience. A prompt return of your proxy will be appreciated as it will save the expense of further mailings.


                                   By order of the Board of Directors,




                                             RICHARD A. COGDILL
                            EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER,
                                           SECRETARY AND TREASURER

Pittsburg, Texas
December 13, 1999














                                   EXHIBIT A

                          PILGRIM'S PRIDE CORPORATION
                    SENIOR EXECUTIVE PERFORMANCE BONUS PLAN


     Pilgrim's Pride Corporation (the "Company") hereby establishes the Pilgrim's Pride Corporation Senior Executive Performance Bonus Plan (the "Plan"). The purpose of the Plan is to advance the interests of Pilgrim's Pride Corporation and its stockholders by establishing a direct relationship between the payment of cash bonuses to certain of the Company's officers and the profitability of the Company.

     1.    ADMINISTRATION.

     (a) Except as provided below, the Plan shall be administered by the Company's Compensation Committee (the "Committee"); provided that any determination of which Participants (as defined below) will participate in the Plan and any reductions in the bonus amounts payable to the Section 162(m) Participants (as defined below) shall be determined solely by a special subcommittee (the "Subcommittee") of the Committee, which shall at all times consist solely of two or more "outside directors" as such phrase is defined by
Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated pursuant thereto.

     (b) The Subcommittee shall have the authority, subject to the limitations set forth in the Plan or otherwise imposed by Section 162(m), to interpret the Plan and to adopt, amend and rescind such rules and regulations as, in its opinion, are necessary for the administration of the Plan and to make such other determinations deemed necessary or advisable for the administration of the Plan. All decisions, determinations and interpretations of the Committee or the Subcommittee relating to the Plan shall be final and conclusive on the Company and all Participants under the Plan.

     (c) Each of the Committee and the Subcommittee may employ such accountants, legal counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any counsel or consultant and any computation received from any consultant or agent. Expenses incurred by the Committee and the Subcommittee in the engagement of such counsel, consultants or agents shall be paid by the Company. No member or former member of the Committee or Subcommittee shall be liable for any action or determination made in good faith with respect to the Plan.

     2.    PARTICIPANTS AND BONUSES.

     (a) The persons eligible to participate in the Plan in any given fiscal year ("Fiscal Year") of the Company shall be comprised of two groups: (i) the Company's Chairman of the Board, Chief Executive Officer, if any, and President and such other officers of the Company as the Subcommittee may specify as
Section 162(m) Participants on or before the 90th day following the commencement of such Fiscal Year (the "Section 162(m) Participants"); and (ii) such other officers of the Company as the Subcommittee may specify on or before the 90th day following the commencement of such Fiscal Year, including, unless otherwise specified by the Subcommittee as aforesaid, the Company's Vice Chairman, Executive Vice Presidents, and Senior Vice Presidents (the "Non-
Section 162(m) Participants") (collectively, the "Participants").

     (b) Each Fiscal Year, commencing with the Fiscal Year ending September 30, 2000, each Participant who is employed by the Company or one of its subsidiaries on the January 1 immediately following the Fiscal Year with respect to which the bonus is being determined shall be entitled to receive a cash bonus with respect to such Fiscal Year equal to (i) the sum of (x) the amount of such Participant's base salary accrued with respect to the period commencing on the first day of such Fiscal Year and ending on the 90th day following the commencement of such Fiscal Year plus (y) the amount of such Participant's base salary that would accrue with respect to the period commencing on the 91st day of such Fiscal Year and ending on the last day of such Fiscal Year assuming that such Participant's base salary did not increase or decrease from such Participant's base salary as in effect on the 90th day following the commencement of such Fiscal Year divided by (ii) the sum of the amounts calculated in accordance with clause (i) immediately above for all of the Participants multiplied by (iii) 5% of the Company's pre-tax income from U.S. operations, excluding extraordinary charges, for the Fiscal Year with respect to which the bonus is being calculated (the "Bonus Pool Amount").

     (c) Notwithstanding the provisions of Sections 2(b) hereof, (i) the Committee shall retain the right, in its sole discretion, to reduce, increase or eliminate, prior to the payment thereof, the amount of any bonus that would otherwise be due hereunder to a Non-Section 162(m) Participant and (ii) the Subcommittee shall retain the right, in its sole discretion, to reduce or eliminate (but not increase), prior to the payment thereof, the amount of any bonus that would otherwise be due hereunder to a Section 162(m) Participant, but under no circumstances may any such reduction or elimination under clause
(i) or (ii) increase the bonus otherwise payable to a Section 162(m) Participant or cause the aggregate amount of such bonuses to exceed the Bonus Pool Amount for such Fiscal Year.

     3.    PAYMENT OF BONUSES.

     Each bonus awarded to a Participant hereunder shall be payable to such Participant no later than the end of the first quarter of the succeeding Fiscal Year; provided, however, that no payment shall be made hereunder until the Subcommittee certifies in writing that the Company achieved the amount of pre-tax income from U.S. operations, excluding extraordinary charges, used to calculate the Bonus Pool Amount and that the determination of the amount of bonus to be paid to each Participant was correct.

     4.    EFFECTIVE DATE; TERM; AND AMENDMENT.

     (a) Subject to approval of the Plan by the holders of a majority of the outstanding shares of each class of the Company's common stock at the annual meeting of the Company's stockholders to be held in February 2000, the Plan shall be effective with respect to the Company's Fiscal Year ending September 30, 2000, and shall continue in effect for each Fiscal Year thereafter until terminated by the Board of Directors of the Company. The Board of Directors of the Company shall have the power to amend, modify or terminate the Plan, in its sole discretion.

     5.    NON-TRANSFERABILITY.

     No rights or benefits granted in the Plan may be transferred, assigned, pledged or hypothecated in any manner, by operation of law or otherwise, other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986, as amended ("Internal Revenue Code"), or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, and shall not be subject to execution, attachment or similar process.

     6.    NO FIDUCIARY RELATIONSHIP.

     The Board of Directors and the officers of the Company shall have no duty to manage or operate in order to maximize the benefits granted to the Participants hereunder, but rather shall have full discretionary power to make all management and operational decisions based on their determination of their respective best interests. This Plan shall not be construed to create a fiduciary relationship between such Board or the officers of the Company and the Participants.

     7.    GOVERNING LAW.

     This Plan shall be governed by and construed in accordance with the laws of the State of Texas.

     8.    NO EMPLOYMENT GUARANTEE.

     Nothing in this Plan shall be construed as an employment contract or a guarantee of continued employment. The rights of any Participant shall only be those as are expressly set forth in this Plan.

     9.    TAXES.

     The Company shall be entitled to deduct from amounts payable hereunder any sums required by federal, state or local tax law to be withheld with respect to such payments.

     10.   GENERAL CREDITOR STATUS.

     The Participants shall, in no event, be regarded as standing in any position, if at all, other than as a general creditor of the Company with respect to any rights derived from the existence of the Plan and shall receive only the Company's unfunded and unsecured promise to pay benefits under the Plan.

     11.   CAPTIONS.

     The captions in the Plan are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Plan or any of the provisions hereof.


















                      PILGRIM'S PRIDE CORPORATION
                        110 SOUTH TEXAS STREET
                        PITTSBURG, TEXAS 75686

      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Lonnie "Bo" Pilgrim and Clifford E. Butler, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them, and each of them, to represent and to vote, as designated below, all the shares of Class A common stock and Class B common stock of Pilgrim's Pride Corporation held of record by the undersigned on December 6, 1999, at the Annual Meeting of Stockholders to be held on February 2, 2000, or any adjournment thereof.

             PLEASE EXECUTE THIS PROXY AND RETURN PROMPTLY IN THE
                      Enclosed Self-Addressed Stamped Envelope

                           (CONTINUED ON OTHER SIDE)

                          PILGRIMS PRIDE CORPORATION
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

                          ---------------------------------
                        CLASS A AND/OR CLASS B COMMON STOCK

1.  ELECTION OF DIRECTORS:

     FOR all nominees         TO WITHHOLD AUTHORITY
          Listed                 to vote for all
     (except as marked           nominees listed
     to the contrary)



Lonnie "Bo" Pilgrim        Lonnie Ken Pilgrim         Vance C. Miller, Sr.
Clifford E. Butler         James G. Vetter, Jr.       Donald L. Wass
David Van Hoose            Charles L. Black
Richard A. Cogdill         Robert E. Hilgenfeld

      (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the line provided below.)

      ------------------------------------------------------------

2.  The approval of the Company's Senior Executive Performance Bonus Plan:

          FOR                   AGAINST                 ABSTAIN

-------------------------------------------------------------
3.  The appointment of Ernst & Young   LLP  as  independent  auditors  for  the
Company for the fiscal year ending
  September 30, 2000:

                            FOR               AGAINST             ABSTAIN

-------------------------------------------------------------------------------

4. In their discretion such other business as may properly come before the Annual Meeting.



      UNLESS OTHERWISE SPECIFIED ON THIS PROXY, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF MANAGEMENT'S NOMINEES FOR DIRECTORS AND "FOR" PROPOSALS 2 AND 3 ABOVE. DISCRETION WILL BE USED WITH RESPECT TO SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

____________________________________________________________________
Date

____________________________________________________________________
Signature of Stockholder

____________________________________________________________________
Signature if held jointly

Please date this proxy and sign your name exactly as it appears hereon. Persons signing in a representative capacity should indicate their capacity. A proxy for shares held in joint ownership should be signed by each owner.